Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

News Release

CONTACT:	Jeffrey R. Kotkin (Investors)
OFFICE:	(860) 665-5154

NU REPORTS ON THIRD QUARTER 2006 RESULTS, CAPITAL EXPENDITURES, 2007 EARNINGS GUIDANCE, COMPETITIVE GENERATION SALE

NU Reports Third-Quarter Earnings of $0.72 Per Share

NU Expects To Invest Nearly $4.9 Billion in Regulated Infrastructure from 2007 Through 2011

NU Sets 2007 Consolidated Earnings Guidance at $1.30-$1.55 Per Share

NU Nets $1 Billion from Sale of Competitive Generation

BERLIN, Connecticut, November 6, 2006—Northeast Utilities (NU-NYSE) today provided a new five-year estimate for its investments in New England’s energy infrastructure, established a 2007 projected earnings range, reported on the cash impact of its recent competitive generation sale, and released 2006 third-quarter results.

NU earned $111.5 million, or $0.72 per share, in the third quarter of 2006, compared with a loss of $94.5 million, or $0.73 per share, in the third quarter of 2005. For the nine months ended September 30, 2006, NU earned $123.6 million, or $0.80 per share, compared with a loss of $239.9 million, or $1.85 per share, in the same period of 2005. Results for 2006 include a third-quarter reduction of income tax expense of $74 million, or $0.48 per share, that is detailed below.

“Our announcements today demonstrate that we are successfully executing the strategic plan we announced a year ago,” said Charles W. Shivery, NU chairman, president, and chief executive officer. “We have substantially exited our competitive businesses and are building much of the energy infrastructure New England needs, while providing shareholders with an attractive total return on the dollars they have entrusted to us.”

On November 1, 2006, NU closed on the sale of 1,442 megawatts of generation in Massachusetts and Connecticut to Energy Capital Partners, a private equity firm. After accounting for debt and transactional expenses, NU received approximately $1 billion, which it will use to invest in its regulated businesses, retire debt, and pay taxes related to the sale. NU will record an after-tax gain of approximately $300 million, or $1.95 per share, in the fourth quarter of 2006 associated with the sale.

Shivery noted that NU’s major regulated business capital projects continue to progress well:

•	The Connecticut Light and Power Company’s (CL&P) 21-mile Bethel-Norwalk, 345-kV transmission line was placed in commercial service on October 12, 2006, approximately two months ahead of schedule and $10 million below its $350 million budget.

•	Construction of CL&P’s share of the 69-mile Middletown-Norwalk 345-kV transmission line began in mid-2006, about six months ahead of its planned start date. It is expected to be completed in 2009 at a cost to CL&P of approximately $1.05 billion.

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•	Construction began in October 2006 of CL&P’s 9-mile 115-kV Glenbrook underground transmission project between Norwalk and Stamford, Connecticut. Completion is expected in 2008 at a cost of approximately $183 million.

•	Yankee Gas Service Company’s 1.2 bcf, $108 million liquefied natural gas storage facility in Waterbury, Connecticut is approximately 85 percent complete and is expected to be available for the 2007-2008 heating season.

•	Public Service Company of New Hampshire’s (PSNH) $75 million conversion of a 50-megawatt coal-burning unit at Schiller Station in Portsmouth, NH to burn wood chips is in final testing.

Shivery said NU’s capital expenditures totaled $665 million over the first nine months of 2006 and are expected to total approximately $925 million for the entire year. NU’s regulated capital expenditures are projected to be nearly $4.9 billion from 2007 through 2011, including approximately $1.2 billion in 2007. “The facilities we are building will help us meet the increasing demands for energy reliability of New England,” Shivery said.

2006 Earnings Guidance

NU today affirmed its 2006 earnings guidance for its regulated businesses and parent company and continues to project 2006 combined earnings for its regulated businesses and parent company of between $1.57 per share and $1.70 per share. NU projects transmission business earnings to be within its previously announced earnings range of between $0.34 per share and $0.37 per share. NU projects earnings at its regulated distribution and generating companies to be at the low end or slightly below its previously announced range of between $1.23 per share and $1.33 per share, including the one-time reduction in CL&P’s income tax expense noted earlier and detailed below. NU also expects parent results to be at or above breakeven.

NU is not providing 2006 earnings guidance for its competitive businesses, which the company continues to exit.

2007 Earnings Guidance

NU today issued consolidated 2007 earnings guidance of between $1.30 per share and $1.55 per share. NU projects 2007 earnings at its distribution and regulated generation businesses of between $0.80 per share and $0.90 per share. NU projects transmission business earnings of between $0.50 per share and $0.60 per share in 2007 and parent company results of between breakeven and earnings of $0.05 per share. NU also projects approximately breakeven results at its remaining competitive businesses in 2007, excluding the impact of marking to market its rapidly decreasing level of wholesale electricity commitments.

While NU is not providing specific earnings guidance beyond 2007, Shivery said that largely due to its regulated capital investment program, NU expects earnings per share to grow at a compounded annual growth rate of between 10 percent and 14 percent from 2006 through 2011, excluding the 2006 impact of the lower tax expense.

Consolidated Third Quarter Results

Shivery said NU’s improved results in 2006 were due primarily to the absence of charges NU recorded in 2005 as a result of the divestiture of its wholesale marketing and energy services businesses. Additionally, CL&P recorded a gain of $74 million, or $0.48 per share, in the third quarter of 2006 as a result of a one-time reduction of income tax expense related to a private letter ruling CL&P received earlier this year from the Internal Revenue Service. That reduction was related to the treatment of excess deferred income taxes and unamortized investment tax credits related to generating plants that were sold by regulated utilities as a result of industry restructuring.

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Including the effect of the private letter ruling, NU’s four regulated utilities earned $105.9 million, or $0.69 per share, in the third quarter of 2006 and $194.0 million, or $1.26 per share, in the first nine months of 2006. Excluding the effect of the private letter ruling, they earned $31.9 million, or $0.21 per share, in the third quarter of 2006 and $120.0 million, or $0.78 per share, in the first nine months of 2006. Those businesses earned $38.7 million, or $0.30 per share, in the third quarter of 2005 and $114.3 million, or $0.88 per share, in the first nine months of 2005.

NU Parent and other affiliates accounted for net income of $2.4 million in the third quarter of 2006 and $3.3 million in the first nine months of 2006, compared with losses of $3.6 million in the third quarter of 2005 and $10.1 million in the first nine months of 2005. Those improved results were due in part to increased investment income on cash raised in December 2005 when NU sold 23 million common shares.

Regulated Business Results

The transmission segments of NU’s three electric companies earned $18.2 million in the third quarter of 2006 and $43.6 million in the first nine months of 2006, compared with $11.8 million in the third quarter of 2005 and $30.5 million in the first nine months of 2005. Increased earnings were primarily a result of a higher level of investment, particularly in Connecticut.

NU’s regulated electric and natural gas distribution and electric generation business earned $87.7 million in the third quarter of 2006 and $150.4 million in the first nine months of 2006, compared with $26.9 million in the third quarter of 2005 and $83.8 million in the first nine months of 2005.

CL&P’s distribution business earned $84.4 million in the third quarter of 2006 and $114.2 million in the first nine months of 2006, compared with $16.9 million in the third quarter of 2005 and $40.9 million in the first nine months of 2005. Absent the impact of the aforementioned reduction in income tax expense, CL&P’s distribution business would have earned $10.4 million in the third quarter of 2006 and $40.2 million in the first nine months of 2006. Higher distribution rates in 2006 have been more than offset by lower sales, higher storm-related expenses, and higher interest costs, compared with 2005.

PSNH’s distribution and generation business earned $5.8 million in the third quarter of 2006 and $21.2 million in the first nine months of 2006, compared with $10.5 million in the third quarter of 2005 and $24.0 million in the first nine months of 2005. The lower results were due primarily to a higher effective tax rate.

Western Massachusetts Electric Company’s (WMECO) distribution business earned $2.8 million in the third quarter of 2006 and $8.6 million in the first nine months of 2006, compared with $3.7 million in the third quarter of 2005 and $8.6 million in the first nine months of 2005. The lower quarterly results were due to higher expenses and lower retail sales, partially offset by a $3 million annualized distribution rate increase effective January 1, 2006.

Yankee Gas lost $5.3 million in the third quarter of 2006 and earned $6.4 million in the first nine months of 2006, compared with a loss of $4.2 million in the third quarter of 2005 and earnings of $10.3 million in the first nine months of 2005. Yankee Gas year-to-date earnings were lower due primarily to a 9.3 percent decline in firm sales in the first nine months of 2006, compared with the same period of 2005. The decline was primarily due to milder weather in the first quarter of 2006, compared with the first quarter of 2005.

Shivery said 2006 regulated sales were also reduced by milder summer and winter weather, compared with 2005, and lower use due to apparent customer reaction to higher energy prices. Overall, retail electric sales were down 3.6 percent through the first nine months of 2006, compared with 2005, with residential sales off 4.9 percent, commercial sales off 2.0 percent and industrial sales down 4.0 percent. On a weather-adjusted basis, retail electric sales were down 1.1 percent in the first nine months of 2006, compared with the same period of 2005. In the third quarter of 2006, retail electric sales were down 4.5 percent from the same period of 2005 and 1.8 percent on a weather-adjusted basis.

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Competitive Business Results

NU’s competitive energy businesses, which the company is divesting, earned $3.2 million in the third quarter of 2006 and lost $73.7 million in the first nine months of 2006, compared with losses of $129.6 million in the third quarter of 2005 and $344.1 million in the first nine months of 2005. The reduced level of losses was due primarily to a much lower impact in 2006 of marking to market wholesale electricity contracts, as well as a lower level of impairments and restructuring charges.

The following table reconciles 2006 and 2005 third-quarter and first nine month results.

	Third Quarter	Nine Months
2005
Reported EPS	$(0.73)	$(1.85)

Competitive business loss in 2005	$1.00	$2.65

Regulated and Parent EPS in 2005	$0.27	$0.80

Higher transmission earnings in 2006, net of dilution	$0.03	$0.05
Higher regulated distribution and generation earnings in 2006, net of dilution and including $0.48/share tax-related gain	$0.36	$0.33
Lower Parent costs in 2006, net of dilution	$0.04	$0.10

Regulated and Parent EPS in 2006	$0.70	$1.28

Competitive business gain/loss in 2006	$0.02	$(0.48)

2006
Reported EPS	$0.72	$0.80

Financial results for the third quarter and first nine months of 2006 and 2005 for NU’s regulated and competitive businesses are noted below:

Three months ended:

(in millions)	September 30, 2006	September 30, 2005	Increase (Decrease)
CL&P Distribution	$84.4	$16.9	$67.5
PSNH Distribution/Generation	$5.8	$10.5	$(4.7)
WMECO Distribution	$2.8	$3.7	$(0.9)
Yankee Gas	$(5.3)	$(4.2)	$(1.1)

Total—Distribution/ Regulated Generation	$87.7	$26.9	$60.8

CL&P Transmission	$15.2	$9.2	$6.0
PSNH Transmission	$2.1	$1.5	$0.6
WMECO Transmission	$0.9	$1.1	$(0.2)

Total—Transmission	$18.2	$11.8	$6.4

Total—Regulated Businesses	$105.9	$38.7	$67.2

NU Parent and Other Affiliates	$2.4	$(3.6)	$6.0

Total—Regulated and Parent	$108.3	$35.1	$73.2

Total—Competitive Energy	$3.2	$(129.6)	$132.8

Reported Earnings	$111.5	$(94.5)	$206.0

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Nine months ended:

(in millions)	September 30, 2006	September 30, 2005	Increase (Decrease)
CL&P Distribution	$114.2	$40.9	$73.3
PSNH Distribution/Generation	$21.2	$24.0	$(2.8)
WMECO Distribution	$8.6	$8.6	$0
Yankee Gas	$6.4	$10.3	$(3.9)

Total—Distribution/ Regulated Generation	$150.4	$83.8	$66.6

CL&P Transmission	$34.0	$21.4	$12.6
PSNH Transmission	$6.7	$5.8	$0.9
WMECO Transmission	$2.9	$3.3	$(0.4)

Total—Transmission	$43.6	$30.5	$13.1

Total—Regulated Businesses	$194.0	$114.3	$79.7

NU Parent and Other Affiliates	$3.3	$(10.1)	$13.4

Total—Regulated and Parent	$197.3	$104.2	$93.1

Total Competitive Energy	$(73.7)	$(344.1)	$270.4

Reported Earnings	$123.6	$(239.9)	$363.5

NU has approximately 154 million common shares outstanding. It operates New England’s largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995. In some cases the reader can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, the methods, timing, and results of the disposition of competitive businesses, actions of rating agencies, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission. We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

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Note: NU will webcast an investor call today at 10:30 a.m. Eastern Daylight Time. The call can be accessed through NU’s website at www.nu.com.